Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED ARTICLES OF INCORPORATION

OF

RELIANCE STEEL & ALUMINUM CO.

Gregg J. Mollins and Kay Rustand hereby certify that:

1. They are the President and Corporate Secretary, respectively, of Reliance Steel & Aluminum Co., a California corporation (the “Corporation”).

2. Article III of the Restated Articles of Incorporation of the Corporation, as amended by the Certificate of Amendment dated May 29, 1998, is hereby amended to read as follows:

ARTICLE III

“The corporation is authorized to issue two classes of shares, designated respectively “Common Stock” and “Preferred Stock”. The number of authorized shares of Common Stock is 200,000,000, and the number of authorized shares of Preferred Stock is 5,000,000. Shares of Preferred Stock may be issued from time to time in one or more series.

“The Board of Directors is authorized to fix the number of shares of each series of Preferred Stock and to determine the designation of each series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number then outstanding) the number of shares of any series subsequent to the issue of shares of that series.”

3. The foregoing Amendment has been duly approved by the Board of Directors of the Corporation at a meeting held February 14, 2012, pursuant to Section 902 of the California Corporations Code.

4. The foregoing Amendment has been approved by the required vote of the shareholders of the corporation in accordance with Section 902 of the California Corporations Code; the total number of outstanding shares of the single class of shares entitled to vote is 75,122,110; and the number of shares voting in favor of the foregoing amendment and this Certificate exceeded the vote required, such required vote being a majority of the outstanding common shares.

The undersigned further each declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct to his or her own knowledge.

Executed at Los Angeles, California, on May 16, 2012.

/s/ Gregg J. Mollins
Gregg J. Mollins
President

/s/ Kay Rustand
Kay Rustand
Corporate Secretary